CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Thrivent Core Funds of our report dated December 17, 2021, relating to the financial statements and financial highlights, which appears in Thrivent Core Emerging Markets Debt Fund’s, Thrivent Core Emerging Markets Equity Fund’s, Thrivent Core International Equity Fund’s and Thrivent Core Low Volatility Equity Fund’s Annual Report on Form N-CSR for the year ended October 31, 2021. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Service Provider” in such Registration Statement.

Minneapolis, Minnesota

February 24, 2022